ImmuCell Announces Financial Results for Third Quarter

PORTLAND, ME -- 11/04/2008 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and nine-month periods ended September 30, 2008.

For the three-month period ended September 30, 2008, product sales decreased by 6%, or $59,000, to $924,000 in comparison to the same period in 2007. For the nine-month period ended September 30, 2008, product sales increased by 3%, or $99,000, to $3,381,000 in comparison to the same period in 2007.

"A 2% increase in sales of our lead product, First Defense®, during the nine-month period ended September 30, 2008, is less than we had budgeted but is better than a decline in this very tough economic environment," commented Michael F. Brigham, President and CEO.

Product development expenses decreased by 18%, or $104,000, to $485,000 during the three-month period ended September 30, 2008 in comparison to the same period in 2007. During the three-month period ended September 30, 2007, product development expenses included approximately $329,000 in non-cash amortization expense pertaining to a technology asset that was written off during the third quarter of 2007. Product development expenses increased by 8%, or $91,000, to $1,241,000 during the nine-month period ended September 30, 2008 in comparison to the same period in 2007. During the nine-month period ended September 30, 2007, product development expenses included approximately $439,000 in non-cash amortization expense pertaining to that technology asset.

The net loss was $(268,000) (or $(0.09) per share) during the three-month period ended September 30, 2008 in contrast to net income of $354,000 (or $0.12 per share) during the same period in 2007. Technology licensing revenue decreased by $931,000 (or 100%), as the result of the product development and marketing agreement that was terminated during the third quarter of 2007.

The net loss was $(429,000) (or $(0.15) per share) during the nine-month period ended September 30, 2008 in contrast to net income of $590,000 (or $0.19 per diluted share) during the same period in 2007. Technology licensing revenue decreased by $1,248,000 (or 100%), as the result of the product development and marketing agreement that was terminated during the third quarter of 2007.

"Our net loss is in line with our earlier expectations and primarily reflects our strategic decision to make a significant and controlled investment in the development of Mast Out®," commented Dr. Joseph H. Crabb, Vice President and Chief Scientific Officer. "We have enrolled approximately 40% of the qualified cases required to reach our targeted size for the pivotal effectiveness study."

Cash, cash equivalents and short-term investments decreased by 6%, or $336,000, to $5,076,000 at September 30, 2008 as compared to $5,412,000 at December 31, 2007. Stockholders' equity decreased by 3%, or $345,000, to $9,712,000 at September 30, 2008 as compared to $10,057,000 at December 31, 2007. The Company had 2,895,000 shares of common stock outstanding as of September 30, 2008.

                                   (Unaudited)           (Unaudited)
                                Three Months Ended     Nine Months Ended
                                   September 30,          September 30,
                               ---------------------- ---------------------
(In thousands, except per
 share amounts)                   2008        2007       2008       2007
                               ----------  ---------- ---------  ----------
Revenues:
Product Sales                  $      924  $      983 $   3,381  $    3,283
Other Revenues                         --         949         5       1,283
                               ----------  ---------- ---------  ----------
Total Revenues                        924       1,932     3,386       4,566

Cost and expenses:
Product costs                         621         476     1,882       1,618
Product development expenses          485         589     1,241       1,149
Selling, general and
 administrative expenses              368         329     1,139         984
                               ----------  ---------- ---------  ----------
Total costs and expenses            1,474       1,394     4,262       3,751
                               ----------  ---------- ---------  ----------

Net operating (loss) income          (550)        538      (876)        815

Interest and other income              50          67       166         214
                               ----------  ---------- ---------  ----------

(Loss) income before income
 taxes                               (500)        605      (710)      1,029
Income tax (benefit) expense         (232)        251      (281)        439
                               ----------  ---------- ---------  ----------
Net (loss) income              $     (268) $      354 $    (429) $      590
                               ==========  ========== =========  ==========

Net (loss) income per common
 share:
Basic                          $    (0.09) $     0.12 $   (0.15) $     0.20
Diluted                        $    (0.09) $     0.12 $   (0.15) $     0.19
                               ==========  ========== =========  ==========

Weighted average common shares
 outstanding:
Basic                               2,895       2,897     2,893       2,899
Diluted                             2,895       3,013     2,893       3,049

                                     (Unaudited)
                                   At September 30,       At December 31,
(In thousands)                           2008                  2007
                                 --------------------  --------------------
Cash, cash equivalents and
 short-term investments          $              5,076  $              5,412
Total assets                                   10,190                10,412
Net working capital                             6,368                 6,710
Stockholders' equity             $              9,712  $             10,057

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106